Exhibit 11.1

Arm Holdings plc
Insider Trading Policy

Introduction
Engaging in transactions involving the securities of a company while in possession of material nonpublic information is referred to as insider trading. Material nonpublic information is information that could reasonably be expected to affect the price of a company’s securities, whether it is positive or negative, and is generally not known or has not been made available to the investing public. At Arm, a variety of roles throughout the organization have access to material nonpublic information, either from time-to-time or on a more continuous basis. It is therefore critical that all officers of Arm and its subsidiaries, all members of Arm’s Board of Directors, all employees and all contractors and consultants of Arm and its subsidiaries read, understand and comply with this policy.
Arm’s Insider Trading Policy is designed to help you understand your obligations when it comes to trading in securities of Arm, and securities of Arm’s ecosystem partners and customers that in many cases have listed securities (collectively, the “Relevant Entities,” and the securities of the Relevant Entities, the “Relevant Securities”).
Notwithstanding anything to the contrary in this policy, this policy, including its relevant policies and procedures, does not apply to trading activities by SoftBank Group Corp. or its affiliates subject to the oversight of SoftBank Group Corp. (except that this policy will apply to (i) Arm and its subsidiaries and (ii) trading activities in Relevant Securities, by affiliates of SoftBank Group Corp. who are also directors, officers, employees, contractors or consultants of Arm or its subsidiaries).
This policy will help you protect yourself and Arm against the potentially serious consequences of insider trading. Directors, officers, employees, contractors and consultants of Arm should always consult Ethics and Compliance at insidertrading@arm.com with any questions concerning this policy.
Purpose
This Insider Trading Policy provides guidelines for transactions involving the Relevant Securities and the handling of material nonpublic information about the Relevant Entities.
Arm’s business focuses and relies on the safeguarding of proprietary information. Arm has established its reputation for integrity and ethical conduct, and it is critical that the company maintains this reputation and it conducts its business in accordance with the highest ethical standards.
Arm’s Board of Directors has adopted this policy to promote compliance with any laws applicable to transactions involving the Relevant Securities and avoid the appearance of impropriety. All persons subject to this policy must comply globally with all insider trading laws and regulations that apply to them (which may be subject to amendment from time to time), in addition to complying with this policy.
Consequences of Violations
It is important that you understand the breadth of activities that constitute illegal insider trading and the consequences of non-compliance, which can be severe. Engaging in transactions involving securities while aware of material nonpublic information relating to such securities is illegal and prohibited by insider trading laws. It is also illegal to pass along material nonpublic information to others who then trade based on that information.
The recipient of the material nonpublic information is referred to as the “tippee” and the person who transmitted the material nonpublic information is referred to as the “tipper.” Both the tippee and tipper may be subject to liability for insider trading where the tippee trades, even if the tipper does not.

All persons subject to this policy must comply with all applicable insider trading laws and regulations globally. Law enforcement authorities vigorously pursue parties globally who violate the insider trading laws and punish offenders severely. Punishment for insider trading violations is serious and could include significant fines and imprisonment.
In addition, a person’s failure to comply with this policy may subject them to company-imposed sanctions, including dismissal for cause, whether or not the person’s failure to comply results in a violation of law.
Persons Subject to the Policy
This policy applies to all officers1 of Arm and its subsidiaries, all members of Arm’s Board of Directors, all employees and all contractors and consultants of Arm and its subsidiaries. Arm may also determine that other persons who have access to material nonpublic information should be subject to this policy. The restrictions of this policy also apply to transactions involving the Relevant Securities by any of the following individuals and entities:
•any family members whose transactions involving the Relevant Securities are directed by, or are subject to, your influence or control, as further described under the heading “Transactions by Family Members and Others”;
•anyone who lives in your household, as further described under the heading “Transactions by Family Members and Others”;
•any corporation or other entity controlled or managed by you, as further described under the heading “Transactions by Entities that You Influence or Control”;
•trusts for which you are the trustee or with respect to which you have the ability to vote, transfer or sell Relevant Securities in the trust, as further described under the heading “Transactions by Entities that You Influence or Control”;
•anyone acting as your agent, nominee or person acting at your direction; and
•anyone who execute trades on your behalf.
These restrictions apply to any Relevant Securities over which you have voting power or power to transfer or sell, as well as Relevant Securities that you own. Regulators and prosecutors may presume that trading by your family members is based on information you supplied and may treat any such transactions as if you had traded yourself.
Transactions Subject to the Policy
This policy applies to transactions involving the Relevant Securities, including in Arm ordinary shares, options to purchase ordinary shares, American depositary shares, or any other type of securities that Arm may issue, as well as derivative securities that are not issued by Arm, such as exchange-traded put or call options or swaps relating to Arm securities. Transactions subject to this policy include purchases, sales and gifts of Arm securities made by the persons subject to this policy.
Individual Responsibility
Persons subject to this policy have ethical and legal obligations to maintain the confidentiality of information about the Relevant Entities and to not engage in transactions involving the Relevant Securities while in possession of material nonpublic information. They must not engage in illegal trading and must avoid the appearance of improper trading to preserve Arm’s reputation for adhering to the highest standards of conduct. Each person subject to this policy is responsible for ensuring compliance with this policy, and that any family member, household member or entity whose transactions are subject to this policy, as discussed below, also comply with this policy.
In all cases, the responsibility for determining whether a person is in possession of material nonpublic information rests with that person. Any action on the part of Arm, the Chief Legal Officer, the Compliance Officer, any approval
1 The term officer includes Arm’s Chief Executive Officer, Chief Financial Officer, any vice president in charge of a principal business unit, division or function, any other person who performs a policy making function for the company.

party, any director or any other employee in accordance with this policy does not in any way constitute legal advice or insulate a person from liability under applicable global securities laws.
Administration of the Policy
Arm’s Chief Legal Officer designates the Head of Compliance to serve as the Compliance Officer for the purposes of this policy. The Compliance Officer, and in their absence, the Chief Legal Officer or another employee designated by the Compliance Officer or Chief Legal Officer shall be responsible for administration of this policy and oversight of the pre-clearance process, subject to any reviews, determinations and interpretations by the Chief Legal Officer. All determinations and interpretations by the Chief Legal Officer or the Compliance Officer shall be final and not subject to further review.
Statement of Policy
Persons subject to this policy, who are aware of material nonpublic information relating to the Relevant Entities, may not, directly, or indirectly through family members or other persons or entities:
1.Engage in transactions involving Arm securities, except as otherwise specified in this policy under the headings “Exceptions to Insider Trading Policy and Trading Restrictions” and “Rule 10b5-1 Plans;”
2.Recommend, encourage or induce another person to engage in the purchase, sale or gift of any of Arm securities;
3.Disclose (either directly or via an intermediary) material nonpublic information of the Relevant Entities to persons within Arm whose jobs do not require them to have that information, or outside of the company to any other persons, unless any such disclosure is made in accordance with the company’s policies regarding the protection or authorized external disclosure of information regarding the company; or
4.Assist anyone engaged in the above activities.
In addition, it is the policy of the company that no director, officer or other employee of Arm (or any other person designated as subject to this policy) who, in the course of working for Arm, learns of material nonpublic information about another company (1) with which Arm does business, such as Arm’s partners, distributors, customers, vendors and suppliers, or (2) that is involved in a potential transaction or business relationship with Arm, may engage in transactions involving that other company’s securities until the information becomes public or is no longer material.
It is also the policy of Arm that it will not engage in transactions involving its securities while aware of material nonpublic information relating to the company or company securities, including share repurchase programs, other than in compliance with applicable law.
There are no exceptions to this policy, except as specifically noted herein. Small transactions or the existence of a personal financial emergency do not excuse you from compliance with this policy and is not a basis for an exception to this policy. Insider trading laws do not recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve Arm’s reputation for adhering to the highest standards of conduct.
Definition of Material Nonpublic Information
Insider trading laws define the concept of material nonpublic information in a variety of ways, all of which focus on factors such as the nature of the information, the significance of the information to investors and whether the information has been adequately disseminated to the public. All persons subject to this policy must comply globally with all applicable laws and regulations regarding insider trading and the handling of material nonpublic information.
Material Information
Information is considered “material” if a reasonable investor would consider that information important in making a decision to buy, hold or sell securities. Any information that could reasonably be expected to affect the price of a company’s securities, whether it is positive or negative, should be considered material. Information can be considered material even before a specific corporate action is taken by a board of directors or a company’s management, depending on the specific circumstances and an evaluation of the likelihood of the occurrence of a specific event, action or development. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight.
While it is not possible to define all categories of material information, some examples of information that ordinarily would be regarded as material are:
•Financial forecasts of any kind, industry projections of future earnings or losses, or other earnings guidance;
•A change (or anticipated change) to previously announced earnings guidance, or the decision to suspend earnings guidance;
•Any anticipated or planned restatements of financial results, or material impairments, write-offs or restructurings;
•Unpublished financial or operational reports or projections;
•Significant related party transactions;
•Arm’s business plans, budgets, models or strategies, or any changes or anticipated changes thereto;
•Significant developments in research and development of a significant new technology, product, process, service or other intellectual property;
•Information about major contracts, including the gain or loss (or the probable gain or loss) of a significant customer, business partner or supplier;
•The institution of, or developments in, major litigation, investigations, or regulatory actions or proceedings;
•A pending or proposed merger, acquisition, investment, tender offer, changes in control or ownership, divesture, joint venture, restructuring, repurchase, financing transactions, or similar transaction;
•A change (or anticipated change) in dividend policy (if any), the declaration of a share split or subdivision, or the issuance, redemption or repurchase of securities (e.g., share repurchase programs);
•Financing transactions;
•Repurchases of Arm securities;
•A change (or anticipated change) in Arm’s pricing or cost structure;
•A change (or anticipated change) in senior management, board of directors or auditors, or notification that the auditor’s reports may no longer be relied upon;

•A significant cybersecurity incident or identified significant cybersecurity vulnerability involving Arm or a significant customer or business partner of Arm, such as a data breach, or any other significant disruption in the company’s operations or loss, potential loss, breach or unauthorized access of its property or assets, whether at its facilities or through its information technology infrastructure;
•Bankruptcies, receiverships, potential defaults under any credit agreements or indentures, or the existence of material liquidity deficiencies;
•The imposition of an event-specific restriction on trading in Arm securities or the securities of any other company or the extension or termination of such restriction; or
•News of the sale or acquisition of significant assets or a subsidiary.
This list is for illustrative purposes only and is not an exhaustive list of all types of material information. Investigators and / or relevant law enforcement agencies will scrutinize a questionable trade after the fact with the benefit of hindsight, so if information is not clearly immaterial or already public you should always err on the side of deciding that information is material nonpublic information and not trade. If you have questions regarding specific information or transactions, please contact Ethics and Compliance at insidertrading@arm.com.
When Information is Considered Public
Information that is generally not known or that has not been made available to the investing public is generally considered to be nonpublic information, even if the information is widely known within the company. In order to establish that the information has been made available to the investing public, it may be necessary to demonstrate that the information has been widely disseminated. Information generally would be considered widely disseminated if it has been disclosed through a widely disseminated press release distributed through the newswire services, a broadcast on widely-available radio or television programs, or publication in a widely-available newspaper, magazine or news website or public disclosure document filed with, or furnished to, the SEC that is available on the SEC’s website.
By contrast, information likely would not be considered widely disseminated if it is available only to Arm’s employees, or if it is only available to a select group of analysts, brokers and institutional investors. The circulation of market rumors, even if accurate and reported in the media, does not constitute effective public dissemination; therefore, information should not be considered to be public if it has become known through the circulation of market rumors.
Once information is widely disseminated, it is still necessary to provide the investing public with sufficient time to absorb and evaluate the information. As a general rule, information should not be considered fully absorbed by the marketplace until at least two full trading days have passed following release of the information to the marketplace, where trading days are days on which Nasdaq is open for trading. If, for example, Arm were to make an announcement on a Monday, you should not trade in Arm securities until Thursday. Depending on the particular circumstances, Arm may determine that a longer or shorter period should apply to the release of specific material nonpublic information. Any changes to the time period will be detailed at that time.
Transactions by Entities that You Influence or Control
This policy applies to any entities that you influence or control, including any corporations, partnerships, investment funds, retirement plans, trusts, or any other types of entities over which you have the ability to influence or direct management, policies or investment decisions, in each case other than SoftBank Group Corp. or its affiliates subject to the oversight of SoftBank Group Corp., and other than in compliance with applicable law. Transactions by these controlled entities will be treated for the purposes of this policy and applicable securities laws as if they were made by you for your own account.
Transactions by Family Members and Others

This policy applies to your family members who reside with you (including a spouse or domestic partner, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), your children or your spouse’s children who are financially dependent on you, anyone else who lives in your household, and any family members who do not live in your household but whose transactions involving Relevant Securities are directed by you or are subject to your influence or control, such as individuals who consult with you before they trade in Relevant Securities. You are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with you before they trade in Relevant Securities, and you should treat all such transactions for the purposes of this policy and applicable securities laws as if the transactions were for your own account. This policy does not, however, apply to personal securities transactions of family members where the purchase or sale decision is made by a third party who is not controlled by, influenced by or related to you or your family members.
Exceptions to Insider Trading Policy and Trading Restrictions
This policy does not apply in the case of the following transactions, except as specifically noted:
Share Option Exercises
This policy does not apply to the exercise of an employee share option acquired under the company’s plans, or to the exercise of a tax withholding right to which a person has elected to have Arm withhold Arm securities subject to an option to satisfy tax withholding requirements. This policy does apply, however, to any sale of Arm securities as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.
Restricted Share Awards or Restricted Stock Units
This policy does not apply to the vesting of restricted share awards or restricted stock units, or the exercise of a tax withholding right to which you elect to have the company withhold shares to satisfy tax withholding requirements upon the vesting of any restricted share awards or restricted stock units. The policy does apply, however, to any market sale of restricted shares.
401(k)/Pension Plan, Annual Bonus Plan and All-Employee Plan
This policy does not apply to purchases of Arm securities in the company’s 401(k)/Pension plan, the Annual Bonus Plan or the All-Employee Plan resulting from your periodic contribution of money to the plan, provided that such purchases are the result of a payroll deduction election that you made at a time when you were not aware of material nonpublic information and that was not a restricted trading period, subject to the pre-clearance process. This policy does apply, however, to certain elections you may make under such plans, including: (a) beginning or terminating investing in the Arm securities fund of the 401(k) plan; (b) an election to increase or decrease the percentage of your periodic contributions that will be allocated to the Arm securities fund; (c) an election to make an intra-plan transfer of an existing account balance into or out of the Arm securities fund; (d) an election to borrow money, to the extent otherwise permitted, against your plan accounts if the loan will result in a liquidation of some or all of your Arm securities fund balance; and (e) an election to pre-pay any plan loan if the pre-payment will result in allocation of loan proceeds to the Arm securities fund.
It should be noted that sales of Arm securities from a 401(k) account are also subject to Rule 144 under the Securities Act of 1933 (or any other applicable exemption under securities laws), and therefore directors and executive officers may be deemed to be an “affiliate” of the company, If this is the case, Rule 144 places limits on the number of shares you may be able to sell and provides that certain procedures must be followed before selling company securities. Contact Arm’s legal team for more information on Rule 144 and when you should ensure that a Form 144 is filed with the SEC.
Employee Share Purchase Plan
This policy does not apply to purchases of Arm securities in an employee share purchase plan resulting from your periodic contribution of money to the plan pursuant to a payroll deduction election that you made at a time when you were not aware of material nonpublic information and that was not a restricted trading period, subject to the pre-clearance process. This policy also does not apply to purchases of Arm securities resulting from lump sum contributions to the employee share purchase plan, if you elected to participate by lump sum payment at the beginning of the applicable enrollment period. This policy does apply, however, to certain elections you may make under such plan, including: (a) your election to participate in the employee share purchase plan for any enrollment period; (b) an election to increase or decrease your level of participation in the plan; and (c) to your sales of Arm securities purchased pursuant to the employee share purchase plan.
Dividend Reinvestment Plan
This policy does not apply to purchases of Arm securities under any company-sponsored dividend reinvestment plan resulting from an election to reinvest dividends paid on Arm securities that you made when you were not aware of material nonpublic information at the time of the election and that was not a restricted trading period, subject to the pre-clearance process. This policy does apply, however, to any (a) voluntary purchase of Arm securities resulting from additional contributions you choose to make to the dividend reinvestment plan, (b) election to participate in the plan or increase your level of participation in the dividend reinvestment plan, and (c) sale of any Arm securities purchased pursuant to the dividend reinvestment plan.
Other Similar Transactions. Any other purchase of Arm securities directly from the company or sales of Arm securities directly to the company are not subject to this policy.
Special and Prohibited Transactions
Arm has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this policy engage in certain types of transactions. It therefore is the company’s policy that any persons covered by this policy, regardless of whether in possession of material nonpublic information, may not engage in any of the following transactions, or should otherwise consider the company’s preferences as described below:
Short-Term Trading. Short-term trading of Arm securities may be distracting to the person and may unduly focus the person on the short-term appreciation in the value of Arm securities rather than Arm’s long-term business objectives. For these reasons, pursuant to the company’s policy, any director or officer of the company who purchases Arm securities in the open market may not sell any Arm securities of the same class during the six months following the purchase. Similarly, such persons who sell Arm securities in the open market may not purchase any Arm securities of the same class during the six months following the sale.
No Short Sales. Short sales of Arm securities (i.e., the sale of a security that the seller does not own at the time of the transaction), including ‘sales against the box’ (i.e., the short sale of a security that the seller owns at the time of the transaction) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the company’s prospects. In particular, short sales create misalignment with the company and may reduce a seller’s incentive (or create a disincentive) to seek to improve the company’s performance. For these reasons, short sales of Arm securities are prohibited under the company’s policy.
Derivative Securities Transactions. Derivative securities, such as call options or put options, which give the holder a right to buy or sell, respectively, a security at a specific price before a set date, are typically transacted over a relatively short time period. As a consequence, transactions involving derivative securities may create the appearance that a director, officer or employee is trading based on material nonpublic information and could focus a director’s, officer’s or other employee’s attention on short-term performance at the expense of the company’s long-term objectives. Accordingly, transactions involving put options, call options or other derivative securities, on an exchange or in any other organized market, are prohibited by this policy.
Hedging Transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including without limitation through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such transactions may permit a person subject to this policy to continue to own Arm securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as, or alignment with, the company’s other shareholders. Therefore, directors, officers and employees are prohibited from engaging in any such transactions under this policy.
Margin Accounts and Pledged Securities. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to satisfy a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the person is aware of material nonpublic information or otherwise is not permitted to trade in Arm securities, persons subject to this policy are prohibited from holding Arm securities in a margin account or otherwise pledging Arm securities as collateral for a loan, unless all Arm securities held in such account are blocked from being margined.
Standing and Limit Orders. Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 plans, as described below) create heightened risks for insider trading violations. Because there is no control over the timing of purchases or sales that result from standing instructions to a broker, a broker could execute a transaction when a person subject to this policy is in possession of material nonpublic information. The company therefore discourages placing standing or limit orders on Arm securities. If a person subject to this policy determines that they must use a standing order or limit order, the order should be limited to a period generally no more than five trading days and should otherwise comply with the restrictions and procedures outlined below under the headings “Special Trading Restrictions” and “Pre-Clearance Procedures.”
Shadow Trading. Shadow trading, sometimes referred to as "shadow investment," relies on the concept that the value of related securities can be influenced by non-public information about a particular company or asset. For instance, if an individual has confidential information about a forthcoming significant event concerning Company A, they might trade in the securities of Company B, which has a close business or market relationship with Company A. The expectation is that the event will impact the stock price of Company B in a predictable manner.
Special Trading Restrictions
Arm has established special trading restrictions to assist the company in the administration of this policy, to facilitate compliance with laws prohibiting insider trading while in possession of material nonpublic information, and to avoid the appearance of any impropriety. These special trading restrictions are applicable to all persons subject to this policy.
Quarterly Trading Restricted Period. All persons on the pre-clearance list as well as their family members and/or controlled entities, may not conduct any transactions involving Arm securities (other than as specified by this policy), during a restricted period beginning ten trading days prior to the end of each fiscal quarter and ending upon the completion of the second full trading day following the date of the public release of the company’s earnings results for that quarter. For example, if Arm publicly releases its earnings results on a Monday, the first time you can buy or sell Arm securities is the opening of the market on Thursday (assuming you are not aware of other material nonpublic information at that time). Persons not on the pre-clearance list are not permitted to conduct transactions involving Arm securities (other than as specified by this policy) if in possession of material non-public information.
Event-Specific Restricted Periods. Occasionally, an event may occur (or be probable to occur) that is material to Arm and is known by only a limited number of directors, officers, employees, contractors or consultants. So long as the event remains material and nonpublic, the persons designated by the Chief Legal Officer, as communicated by Ethics and Compliance, may not trade Arm securities. In addition, Arm’s financial results may be sufficiently material in a particular fiscal quarter that, in the judgment of the Chief Legal Officer, as communicated by Ethics and Compliance, designated persons must refrain from trading in Arm securities during a period that commences even earlier than the commencement of the quarterly trading restricted period or ends even later than the expiration of the quarterly trading restricted period. In that situation, Ethics and Compliance may notify these persons that they may not trade in Arm securities until Ethics and Compliance subsequently notifies such person that the event-specific restricted period has ended, but shall not disclose the reason for the event-specific restriction on trading. The existence of an event-specific restricted period, including the extension of a quarterly trading restricted period, will not be announced to the company as a whole and should not be communicated to any other person. Even if the Chief

Legal Officer, as communicated by Ethics and Compliance, has not designated you as a person who should not trade during an event-specific restricted period, you should not trade while aware of material nonpublic information. Exceptions to this policy will not be granted during an event-specific restricted period.
Exceptions. The quarterly trading restrictions and event-specific trading restrictions do not apply to those transactions to which this policy does not apply, as described above under the heading “Exceptions to Insider Trading Policy and Trading Restrictions.” Further, the requirement for pre-clearance, the quarterly trading restrictions and event-specific trading restrictions do not apply to transactions conducted pursuant to pre-approved Rule 10b5-1 plans, described under the heading “Rule 10b5-1 Plans,” below.
Pre-Clearance Procedures
No person identified in the table below may engage in transactions involving Arm securities without obtaining pre-clearance from the appropriate approval party in accordance with this policy. It is important to note that compliance with these additional procedures, including obtaining pre-clearance, does not insulate such party from insider trading liability. If a person subject to this policy obtains pre-clearance, such party must still make the determination that such person is not in possession of material nonpublic information when the trade is made, that the trade does not have the appearance of impropriety, and that the trade is not in violation of the insider trading and other applicable laws.
Approval Parties. The persons subject to this policy that are identified in the following table may not engage in any transaction in Arm securities without first obtaining pre-clearance of the transaction in accordance with the following:

Person or Entity Subject to Pre-Clearance	Approval Party
Members of the Board (other than the Audit Committee Chairperson) and the Chief Executive Officer	Audit Committee Chairperson
Audit Committee Chairperson	Chief Legal Officer
Officers and Executive Committee (other than the Chief Executive Officer) and Employees at or above Grade 9	Compliance Officer
Compliance Officer	Chief Legal Officer
Designated persons on the pre-clearance list	Compliance Officer

Request Form. A request for pre-clearance, including a certification that such person is not in possession of material nonpublic information, should be submitted to the applicable approval party noted above at least 48 hours in advance of the proposed transaction. The applicable approval party is under no obligation to approve a transaction submitted for pre-clearance and may determine not to permit the transaction in the approval party’s discretion. If a person that seeks pre-clearance and permission to engage in the transaction is denied, then such person must refrain from initiating any transaction in Arm securities and should not inform any other person of the fact that the pre-clearance request was denied.

Pre-Cleared Transactions. Pre-cleared transactions must be completed within five trading days following receipt of the pre-clearance (unless a specific exception has been granted by the applicable approval party). A pre-cleared transaction, or any portion of a pre-cleared transaction that has not been completed during such period, must be pre-cleared again prior to execution. All pre-cleared transactions will be reported to and overseen by the Compliance Officer.
Other Restrictions. Notwithstanding receipt of pre-clearance, if, before the transaction is completed, the person who received the pre-clearance becomes aware of material nonpublic information or becomes subject to a restricted period described above in “Special Trading Restrictions,” then the transaction cannot be completed.

Obligations under Section 16
The Board has designated the persons who are required to comply with Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”), and the related rules and regulations, which set forth reporting certain liability and reporting provisions relating to transactions involving the Company’s securities. Each person has been advised of their designation, and the Company has provided separate materials to persons subject to Section 16 regarding its rules and compliance requirements.
To facilitate timely reporting of transactions pursuant to Section 16 requirements, each person subject to Section 16 reporting requirements must provide, or must ensure that his or her broker provides, the Company with detailed information (e.g., trade date, number of shares, exact price, etc.) regarding his or her transactions both 48 hours prior to any transaction in accordance with the pre-clearance procedures and within one business day following execution. The same applies to transactions by immediate family members sharing the same household with persons subject to Section 16. All transactions involving the Company’s securities are subject to this requirement, including gifts, transfers, pledges, transactions pursuant to a trading plan, pending trade orders, the execution of any previously approved trade orders, and new dividend reinvestment elections.
The obligation to file Section 16 reports, and to otherwise comply with Section 16, is personal. The Company is not responsible for the failure to comply with Section 16 requirements.
Rule 10b5-1 Plans
Rule 10b5-1 under the Securities Exchange Act of 1934 provides a defense from insider trading liability under Rule 10b-5. In order to be eligible to rely on this defense, a person subject to this policy must enter into a Rule 10b5-1 plan for transactions involving Arm securities that meets certain conditions specified in Rule 10b5-1. Transactions involving Arm securities that are effected pursuant to a Rule 10b5-1 plan may occur even when the person who has entered into the plan is aware of material nonpublic information. To comply with this policy, a pre-approved Rule 10b5-1 plan must be approved by the Chief Legal Officer and satisfy the requirements of Rule 10b5-1 and the company’s “Guidelines for Rule 10b5-1 Plans,” attached to this policy as Exhibit A.
Post-Termination Transactions
This policy continues to apply to transactions involving Arm securities even after termination of service to, or a relationship with the company. If a person is in possession of material nonpublic information when such person’s service or relationship terminates, that person may not trade in Arm securities until that information has become public or is no longer material. If a person subject to a quarterly trading restricted period or an event-specific restricted period leaves the company during that restricted period, they will continue to be subject to the applicable restricted period for the remainder of that restricted period.
Company Assistance
Any person who has a question about this policy or its application to any proposed transaction may obtain additional guidance from Ethics and Compliance.
If you have any questions, please send them by email to insidertrading@arm.com.

Exhibit A
Guidelines for Rule 10b5-1 Plans
Rule 10b5-1(c) under the Securities Exchange Act of 1934, as amended, provides for an affirmative defense against insider trading liability if a trade occurs pursuant to a pre-arranged “trading plan” that meets specified conditions. Specifically, if a purchase or sale is made pursuant to a trading plan that complies with the conditions in Rule 10b5-1(c), as described below, the trade will not be deemed to be made on the basis of material nonpublic information, and therefore will not violate insider trading laws. Trading plans can be established for a single trade or a series of trades. Because Rule 10b5-1(c) is complex, Arm recommends that you work with a broker and fully understand the limitations and conditions of the rule before establishing a plan.
Arm Holdings plc has adopted a written Insider Trading Policy, to which these guidelines for Rule 10b5-1 plans are an attachment, containing certain basic principles and policies concerning the trading by officers, directors and employees of Arm in the securities of the company. These guidelines set forth Arm’s policy concerning Rule 10b5-1 pre-planned trading programs by its directors, officers and employees. All capitalized terms used but not defined in these guidelines have the same meanings provided for in the Insider Trading Policy.
As specified in the Insider Trading Policy, a Rule 10b5-1 plan must be approved by the Chief Legal Officer and meet the requirements of Rule 10b5-1 and these guidelines. Any Rule 10b5-1 plan (or the modification or termination of any existing Rule 10b5-1 plan) must be well documented and submitted for approval ten trading days prior to the entry into the Rule 10b5-1 plan. Arm reserves the right not to approve any proposed Rule 10b5-1 plan (or the modification of any existing Rule 10b5-1 plan) unless it meets the requirements of Rule 10b5-1 and these guidelines, as well as such additional terms and conditions as the company may require from time to time. No further pre-approval of transactions conducted pursuant to the Rule 10b5-1 plan will be required.
The following guidelines apply to all Rule 10b5-1 plans:
•You may not enter into, modify or terminate a Rule 10b5-1 plan during a restricted period or otherwise while you are aware of material nonpublic information.
•All Rule 10b5-1 plans must: (1) specify the amount, price and date of the transactions; (2) include a written formula, algorithm or computer program for determining amounts, prices and dates for the transactions; or (3) not permit the person to exercise any subsequent influence over how, when or whether to make purchases or sales (and any other person exercising such influence under the Rule 10b5-1 plan must not be aware of material nonpublic information when doing so).

•For officers and directors, no transaction may take place under a Rule 10b5-1 plan until the later of (a) 90 days after adoption or modification of the Rule 10b5-1 plan or (b) two trading days following the disclosure of Arm’s financial results in a current report for the fiscal quarter (or annual report on Form 20-F for the fourth fiscal quarter) in which the Rule 10b5-1 plan was adopted or modified (but in any event, the required cooling-off period is subject to a maximum of 120 days after adoption or modification of the Rule 10b5-1 plan).
For persons other than officers and directors, no transaction may take place under a Rule 10b5-1 plan until 30 days following the adoption or modification of a Rule 10b5-1 plan.

•Subject to certain limited exceptions specified in Rule 10b5-1, you may not enter into more than one Rule 10b5-1 plan at the same time.
•Subject to certain limited exceptions specified in Rule 10b5-1, you are limited to only one Rule 10b5-1 plan designed to effect an open market purchase or sale of the total amount of securities subject to the Rule 10b5-1 plan as a single transaction in any 12-month period.
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•You must act in good faith with respect to a Rule 10b5-1 plan. A Rule 10b5-1 plan cannot be entered into as part of a plan or scheme to evade the prohibition of Rule 10b-5. Therefore, although modifications to an existing Rule 10b5-1 plan are not prohibited, a Rule 10b5-1 plan should be adopted with the intention that it will not be amended or terminated prior to its expiration.
•Officers and directors must include a representation in the Rule 10b5-1 plan certifying that, on the date of adoption or modification of the plan (i) the person is not aware of material nonpublic information about Arm or its securities and (ii) the person is adopting the trading plan in good faith and not as part of plan or scheme to evade the prohibitions of Rule 10b-5.
Arm and its officers and directors must make certain disclosures in SEC filings concerning Rule 10b5-1 plans and certain material terms. Officers and directors of Arm must undertake to provide any information requested by the company regarding Rule 10b5-1 plans for the purpose of providing the required disclosures or any other disclosures that the company deems to be appropriate under the circumstances.
If any questions arise, such person should consult with their own counsel in implementing a Rule 10b5-1 plan.
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